Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 13, 2019, with respect to the consolidated financial statements included in the Annual Report of A-Mark Precious Metals, Inc. on Form 10-K for the year ended June 30, 2019. We consent to the incorporation by reference of said report in the Registration Statement of A-Mark Precious Metals, Inc. on Form S-8 (File No. 333-218071).

/s/ GRANT THORNTON LLP

Newport Beach, California
January 31, 2020